Exhibit (a)(9)

FOR IMMEDIATE RELEASE

CIRCOR Board of Directors Unanimously Rejects Crane’s Revised Unsolicited Tender Offer

CIRCOR Executing Strategic Plan to Deliver Significant Shareholder Value

Crane’s Revised Offer Substantially Undervalues CIRCOR and Its Future Prospects

Board Strongly Urges Shareholders Not to Tender Shares into Crane’s Revised Offer

BURLINGTON, Mass., July 11, 2019 — CIRCOR International, Inc. (NYSE: CIR) (“CIRCOR”) today announced that its Board of Directors (the “Board”), after careful consideration and with the advice of its independent financial and legal advisors, unanimously rejected the revised unsolicited tender offer from Crane Co. (NYSE: CR) (“Crane”), as it substantially undervalues the company and is low-value, highly conditional and opportunistic. The CIRCOR Board unanimously recommends that CIRCOR shareholders not tender their shares into Crane’s revised offer.

The basis for the Board’s recommendation with respect to the revised offer is set forth in CIRCOR’s amended Solicitation/Recommendation Statement on Schedule 14D-9 filed today with the Securities and Exchange Commission (“SEC”). The Board considered numerous reasons and determined that the execution of the company’s strategic plan will deliver significantly greater value in the near- and long-term for the company’s shareholders.

“After consulting with our financial and legal advisors, it is clear that Crane’s revised unsolicited tender offer substantially undervalues CIRCOR and our go-forward plan for the business,” said David F. Dietz, Chairman of the Board. “The CIRCOR Board and management team are focused on executing our strategy so we can deliver enhanced value to our shareholders and build a stronger, more resilient business with an improved growth and margin profile. We are confident that our plan will create greater value for our shareholders that is well in excess of Crane’s offer.”

The company recently posted an investor presentation and fact sheet on its website highlighting CIRCOR’s path to significant value creation for shareholders, which is available on the company’s website at https://investors.circor.com.

Evercore and J.P. Morgan Securities LLC are serving as financial advisors to CIRCOR. Ropes & Gray LLP is serving as legal advisor to CIRCOR.

About CIRCOR

CIRCOR International, Inc. is a leading global flow control technology company that designs, manufactures and markets differentiated technology products and sub-systems for markets including aerospace & defense, industrials, oil & gas and commercial marine. CIRCOR has a diversified flow and motion control product portfolio with recognized, market-leading brands that fulfill its customers’ mission critical needs. CIRCOR’s strategy is to grow organically and through complementary acquisitions; simplify CIRCOR’s operations; achieve world class operational excellence; and attract and retain top talent.

CIRCOR routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.circor.com. The company encourages investors and potential investors to consult the CIRCOR website regularly for important information.

Additional Information About the Crane Tender Offer

CIRCOR has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended.  CIRCOR shareholders are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9, as amended from time to time, because it contains important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as amended from time to time, as well as any other documents filed by CIRCOR in connection with the tender offer, free of charge at the SEC’s website at www.sec.gov.  In addition, shareholders can obtain free copies of these documents from CIRCOR by directing a request to CIRCOR International, 30 Corporate Drive, Burlington, Massachusetts 01803, Attention: investor relations, or by calling (781) 270-1200.  Shareholders may also request copies of these documents from MacKenzie Partners, Inc., which is assisting CIRCOR in this matter, by calling (800) 322-2885 Toll-Free or by email at circor@mackenziepartners.com.

Forward Looking Statements

This press release contains forward-looking statements.  Reliance should not be placed on forward-looking statements because they involve risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR.  Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR’s plan to deliver significant value over the near- and long-term, CIRCOR’s future performance, and CIRCOR’s strategic priorities.  Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements.  Important factors that could cause actual results to vary from expectations include, but are not limited to: our ability to respond to competitive developments and to grow our business, both domestically and internationally; changes in the cost, quality or supply of raw materials; our ability to comply with our debt obligations; our ability to successfully implement our acquisition, divestiture or restructuring strategies, including our integration of the Fluid Handling business; changes in industry standards, trade policies or government regulations, both in the United States and internationally; and our ability to operate our manufacturing facilities at current or higher levels and respond to increases in manufacturing costs.  BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING CIRCOR, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE “INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

David F. Mullen

Senior Vice President Finance

CIRCOR International

(781) 270-1200

Additional Investor Contact

MacKenzie Partners, Inc.

Dan Burch, (212) 929-5784, dburch@mackenziepartners.com

Paul Schulman, (212) 929-5364, pschulman@mackenziepartners.com

Larry Schimmel, (212) 378-7068, lschimmel@mackenziepartners.com

Media Contact

Matthew Sherman / Andi Rose / Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449